CONFIDENTIAL TREATMENT REQUESTED
                   CONFIDENTIAL PORTION HAS BEEN FILED
                   SEPARATELY WITH THE SECURITIES AND
                   EXCHANGE COMMISSION.


                            AGREEMENT
                               AND
                     PLAN OF REORGANIZATION
                     Dated December 16, 1993
                          BY AND AMONG
               3COM CORPORATION, 3SUB CORPORATION
                               AND
                        SYNERNETICS, INC.


                         TABLE OF CONTENTS

                                                             Page


1.   Definitions . . . . . . . . . . . . . . . . . . . . . . .  1
     1.1  "Accelerated Options". . . . . . . . . . . . . . . .  1
     1.2  "Affiliate". . . . . . . . . . . . . . . . . . . . .  1
     1.3  "Cash Consideration" . . . . . . . . . . . . . . . .  1
     1.4  "Closing" and "Closing Date" . . . . . . . . . . . .  1
     1.5  "Code" . . . . . . . . . . . . . . . . . . . . . . .  1
     1.6  "Commission" . . . . . . . . . . . . . . . . . . . .  2
     1.7  "Confidential Information" . . . . . . . . . . . . .  2
     1.8  "Effective Time" . . . . . . . . . . . . . . . . . .  2
     1.9  "Exchange Act" . . . . . . . . . . . . . . . . . . .  2
     1.10 "Escrow Account" . . . . . . . . . . . . . . . . . .  2
     1.11 "HSR Act". . . . . . . . . . . . . . . . . . . . . .  2
     1.12 "Merger" . . . . . . . . . . . . . . . . . . . . . .  2
     1.13 "Options". . . . . . . . . . . . . . . . . . . . . .  2
     1.14 "Proprietary Rights" . . . . . . . . . . . . . . . .  2
     1.15 "Scheduled Employees". . . . . . . . . . . . . . . .  2
     1.16 "Securities" . . . . . . . . . . . . . . . . . . . .  2
     1.17 "Securities Act" . . . . . . . . . . . . . . . . . .  2
     1.18 "Severance or Other Amounts" . . . . . . . . . . . .  2
     1.19 "Synernetics Products" . . . . . . . . . . . . . . .  2
     1.20 "Synernetics Shares" . . . . . . . . . . . . . . . .  3
     1.21 "Synernetics Share Price". . . . . . . . . . . . . .  3
     1.22 "3Com Closing Price" . . . . . . . . . . . . . . . .  3
     1.23 "Transaction Documents". . . . . . . . . . . . . . .  3
     1.24 "Value of the December Options" and "December
          Options" . . . . . . . . . . . . . . . . . . . . . .  3
     1.25 "Vested Options" . . . . . . . . . . . . . . . . . .  3

2.   Plan of Reorganization. . . . . . . . . . . . . . . . . .  3
     2.1  The Merger . . . . . . . . . . . . . . . . . . . . .  3
     2.2  The Closing. . . . . . . . . . . . . . . . . . . . .  4
     2.3  Effective Time . . . . . . . . . . . . . . . . . . .  4
     2.4  Appraisal Rights . . . . . . . . . . . . . . . . . .  4
     2.5  Escrow . . . . . . . . . . . . . . . . . . . . . . .  5
     2.6  Surrender of Certificates. . . . . . . . . . . . . .  5

3.   Representations and Warranties of Synernetics . . . . . .  6
     3.1  Organization . . . . . . . . . . . . . . . . . . . .  6
     3.2  Capitalization . . . . . . . . . . . . . . . . . . .  7
     3.3  Authority Relative to this Agreement . . . . . . . .  7
     3.4  Financial Statements . . . . . . . . . . . . . . . .  8
     3.5  Tax Matters. . . . . . . . . . . . . . . . . . . . .  9
     3.6  Absence of Certain Changes or Events . . . . . . . . 10
     3.7  Title and Related Matters. . . . . . . . . . . . . . 11
     3.8  Proprietary Rights . . . . . . . . . . . . . . . . . 11
     3.9  Employee Benefit Plans . . . . . . . . . . . . . . . 13
     3.10 Bank Accounts. . . . . . . . . . . . . . . . . . . . 13
     3.11 Contracts. . . . . . . . . . . . . . . . . . . . . . 13
     3.12 Orders, Commitments and Returns. . . . . . . . . . . 15
     3.13 Compliance With Law. . . . . . . . . . . . . . . . . 16
     3.14 Labor Difficulties . . . . . . . . . . . . . . . . . 16
     3.15 Trade Regulation . . . . . . . . . . . . . . . . . . 16
     3.16 Insider Transactions . . . . . . . . . . . . . . . . 17
     3.17 Employees, Independent Contractors and
          Consultants. . . . . . . . . . . . . . . . . . . . . 17
     3.18 Insurance. . . . . . . . . . . . . . . . . . . . . . 17
     3.19 Litigation . . . . . . . . . . . . . . . . . . . . . 17
     3.20 Governmental Authorizations and Regulations. . . . . 17
     3.21 Corporate Minutes, Etc . . . . . . . . . . . . . . . 18
     3.22 Section 341(f)(2). . . . . . . . . . . . . . . . . . 18
     3.23 Subsidiaries . . . . . . . . . . . . . . . . . . . . 18
     3.24 Compliance with Environmental Requirements . . . . . 18
     3.25 Corporate Documents. . . . . . . . . . . . . . . . . 18
     3.26 No Brokers . . . . . . . . . . . . . . . . . . . . . 19
     3.27 Synernetics Options. . . . . . . . . . . . . . . . . 19

4.   Representations and Warranties of 3Com and Sub. . . . . . 20
     4.1  Organization and Good Standing . . . . . . . . . . . 20
     4.2  Power, Authorization and Validity. . . . . . . . . . 20
     4.3  Capitalization . . . . . . . . . . . . . . . . . . . 20
     4.4  No Violation of Existing Agreements. . . . . . . . . 20
     4.5  Compliance With Other Instruments and Laws . . . . . 21
     4.6  Litigation . . . . . . . . . . . . . . . . . . . . . 21
     4.7  SEC Documents. . . . . . . . . . . . . . . . . . . . 21
     4.8  No Brokers . . . . . . . . . . . . . . . . . . . . . 21

5.   Pre-Closing Covenants of Synernetics. . . . . . . . . . . 21
     5.1  Advice of Changes. . . . . . . . . . . . . . . . . . 21
     5.2  Conduct of Business. . . . . . . . . . . . . . . . . 21
     5.3  Risk of Loss . . . . . . . . . . . . . . . . . . . . 23
     5.4  Access to Information. . . . . . . . . . . . . . . . 23
     5.5  Regulatory Approvals . . . . . . . . . . . . . . . . 23
     5.6  Satisfaction of Conditions Precedent . . . . . . . . 23
     5.7  Stockholder Vote . . . . . . . . . . . . . . . . . . 24
     5.8  Key Employee Agreement . . . . . . . . . . . . . . . 24
     5.9  Severance Agreements . . . . . . . . . . . . . . . . 24
     5.10 Escrow Agreement . . . . . . . . . . . . . . . . . . 24
     5.11 Notice Regarding Synernetics Options . . . . . . . . 25

6.   Covenants of 3Com and Sub . . . . . . . . . . . . . . . . 25
     6.1  Advice of Changes. . . . . . . . . . . . . . . . . . 25
     6.2  Regulatory Approvals . . . . . . . . . . . . . . . . 25
     6.3  Satisfaction of Conditions Precedent . . . . . . . . 25
     6.4  Assumption of Synernetics Options. . . . . . . . . . 25
     6.5  Indemnification of Directors, et . . . . . . . . . . 26
     6.6  Payment of Bonuses . . . . . . . . . . . . . . . . . 26

7.   Mutual Covenants. . . . . . . . . . . . . . . . . . . . . 26
     7.1  Confidentiality. . . . . . . . . . . . . . . . . . . 26
     7.2  Exclusivity. . . . . . . . . . . . . . . . . . . . . 27
     7.3  HSR Act Filings. . . . . . . . . . . . . . . . . . . 28
     7.4  Further Assurances . . . . . . . . . . . . . . . . . 28

8.   The Closing . . . . . . . . . . . . . . . . . . . . . . . 28
     8.1  Merger . . . . . . . . . . . . . . . . . . . . . . . 28
     8.2  Additional Documents . . . . . . . . . . . . . . . . 28

9.   Conditions to Synernetics' Obligations. . . . . . . . . . 29
     9.1  Accuracy of Representations and Warranties . . . . . 29
     9.2  Covenants. . . . . . . . . . . . . . . . . . . . . . 29
     9.3  No Litigation. . . . . . . . . . . . . . . . . . . . 29
     9.4  Authorizations . . . . . . . . . . . . . . . . . . . 29
     9.5  Opinion of 3Com's Counsel. . . . . . . . . . . . . . 29
     9.6  Government Consents. . . . . . . . . . . . . . . . . 29
     9.7  Date of Closing. . . . . . . . . . . . . . . . . . . 30
     9.8  Federal and State Securities Laws. . . . . . . . . . 30

10.  Conditions to 3Com's and Sub's Obligations. . . . . . . . 30
     10.1 Accuracy of Representations and Warranties . . . . . 30
     10.2 Covenants. . . . . . . . . . . . . . . . . . . . . . 30
     10.3 No Litigation. . . . . . . . . . . . . . . . . . . . 30
     10.4 Authorizations . . . . . . . . . . . . . . . . . . . 30
     10.5 No Adverse Development . . . . . . . . . . . . . . . 30
     10.6 Required Consents. . . . . . . . . . . . . . . . . . 31
     10.7 Opinion of Synernetics' Counsel. . . . . . . . . . . 31
     10.8 Employment with 3Com . . . . . . . . . . . . . . . . 31
     10.9 Government Consents. . . . . . . . . . . . . . . . . 31
     10.10     Date of Closing . . . . . . . . . . . . . . . . 31

11.  Termination of Agreement. . . . . . . . . . . . . . . . . 31
     11.1 Termination. . . . . . . . . . . . . . . . . . . . . 31
     11.2 No Liability; Effect of Termination. . . . . . . . . 31

12.  Miscellaneous . . . . . . . . . . . . . . . . . . . . . . 32
     12.1 Governing Laws . . . . . . . . . . . . . . . . . . . 32
     12.2 Binding upon Successors and Assigns. . . . . . . . . 32
     12.3 Severability . . . . . . . . . . . . . . . . . . . . 32
     12.4 Entire Agreement . . . . . . . . . . . . . . . . . . 32
     12.5 Counterparts . . . . . . . . . . . . . . . . . . . . 32
     12.6 Expenses . . . . . . . . . . . . . . . . . . . . . . 32
     12.7 Other Remedies . . . . . . . . . . . . . . . . . . . 33
     12.8 Amendment and Waivers. . . . . . . . . . . . . . . . 33
     12.9 Survival of Agreements . . . . . . . . . . . . . . . 33
     12.10     No Waiver . . . . . . . . . . . . . . . . . . . 33
     12.11     Post-Closing Audit. . . . . . . . . . . . . . . 33
     12.12     Notices . . . . . . . . . . . . . . . . . . . . 33
     12.13     Construction of Agreement . . . . . . . . . . . 34
     12.14     No Joint Venture. . . . . . . . . . . . . . . . 34
     12.15     Pronouns. . . . . . . . . . . . . . . . . . . . 34
     12.16     Further Assurances. . . . . . . . . . . . . . . 34
     12.17     Absence of Third Party Beneficiary Rights . . . 34



               AGREEMENT AND PLAN OF REORGANIZATION


     This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is entered into this 16th day of December 1993, by and among 3Com Corporation, a California corporation ("3Com"), 3Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of 3Com ("Sub"), and Synernetics, Inc., a Delaware corporation ("Synernetics").


                             RECITAL

     The parties intend that, subject to the terms and conditions hereinafter set forth, Sub be merged into and with Synernetics, with Synernetics the surviving corporation, pursuant to an Agreement of Merger substantially in the form attached hereto as Exhibit A (the "Agreement of Merger") and the applicable provisions of the laws of the State of Delaware. Upon the Merger, the holders of capital stock of Synernetics shall receive cash and the holders of options of Synernetics shall receive options to purchase 3Com Common Stock, in the manner and on the basis determined herein, all as provided in the Agreement of Merger.


                            AGREEMENT

     NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and mutual covenants set forth herein, the parties agree as follows:

     1.   Definitions.

          1.1 "Accelerated Options" shall have the meaning set forth in Section 5.9 (Severance Agreements).

          1.2 "Affiliate" shall have the meaning set forth in the rules and regulations promulgated by the Commission pursuant to the Securities Act.

          1.3 "Cash Consideration" shall mean the cash consideration to be paid by 3Com to the stockholders of Synernetics as consideration for the Merger, which shall be One Hundred Four Million Dollars ($104,000,000.00) minus the sum of
(i) the Severance or Other Amounts, (ii) an amount equal to the Synernetics Share Price multiplied by the number of Vested Options which are unexercised as of the Closing, and (iii) the Value of the December Options (as defined below).

          1.4 "Closing" and "Closing Date" shall have the meanings set forth in Section 2.2 (Closing).

          1.5  "Code" shall mean the Internal Revenue Code of
1986, as amended.

          1.6 "Commission" shall mean the Securities and Exchange Commission.

          1.7 "Confidential Information" shall mean confidential information of a party ("Disclosing Party") which is disclosed to another party ("Receiving Party"). Confidential Information shall include, but not be limited to, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, schematics, designs, contracts, customer lists, financial information, sales and marketing plans and business information.

          1.8 "Effective Time" shall have the meaning set forth in Section 2.3 (Effective Time).

          1.9  "Exchange Act" shall mean the Securities Exchange
Act of 1934, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

          1.10 "Escrow Account" shall have the meaning set forth in Section 5.10 (Escrow Agreement).

          1.11 "HSR Act" shall mean the Hart-Scott-Rodino
Antitrust Improvements Act of 1976, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

          1.12 "Merger" shall mean the merger of Sub with and into Synernetics, on the terms and conditions described herein.

          1.13 "Options" shall mean the outstanding options to acquire Synernetics Common Stock pursuant to the Synernetics 1989
Stock Plan.

          1.14 "Proprietary Rights" shall have the meaning set forth in Section 3.8(a).

          1.15 "Scheduled Employees" shall mean those employees of Synernetics whose names are set forth on Exhibit B-2
(Scheduled Employees).

          1.16 "Securities" shall mean the Synernetics Shares, the shares to be canceled pursuant to Section 2.1(a)(ii), Dissenting Shares and the Options.

          1.17 "Securities Act" shall mean the Securities Act of
1933, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

          1.18 "Severance or Other Amounts" shall have the meaning set forth in Section 5.9 (Severance Agreements).

          1.19 "Synernetics Products" shall mean all versions and implementations of any product which has been or is being marketed by Synernetics or currently is under development, and all patents, patent applications, trade secrets, copyrights, trademarks, tradenames and other proprietary rights related thereto.

          1.20 "Synernetics Shares" shall mean the shares of Synernetics capital stock issued and outstanding at the effective time of the Merger, other than the shares to be canceled pursuant to Section 2.1(a)(ii) and shares held by holders who perfect their appraisal rights under Delaware law with respect thereto ("Dissenting Shares").

          1.21 "Synernetics Share Price" shall mean the price per share to be paid by 3Com for the Synernetics Shares outstanding as of the Closing, calculated by dividing the Cash Consideration by the sum of the number of Synernetics Shares and Dissenting Shares.

          1.22 "3Com Closing Price" shall mean the average of the closing sales prices of 3Com Common Stock as reported by the National Market System of the National Association of Securities Dealers Automated Quotation System for the fifteen (15) trading days preceding (but not including) the Closing Date.

          1.23 "Transaction Documents" shall mean all documents or agreements required to be delivered by any party hereunder including the Agreement of Merger.

          1.24 "Value of the December Options" and "December Options" shall have the following meanings. "December Options" shall mean the special options to acquire Synernetics Common Stock granted on December 15, 1993 to certain key employees at an exercise price of $4.00 per share. The "Value of the December Options" shall be equal to the Synernetics Share Price (calculated as if the December Options were not outstanding) multiplied by the number of shares of Synernetics Common Stock issuable upon exercise of the December Options, less the aggregate exercise price of the December Options.

          1.25 "Vested Options" shall mean the Options (including
Accelerated Options) which are vested and exercisable as of the Closing Date.

     2.   Plan of Reorganization.

          2.1  The Merger.

               (a) Subject to the terms and conditions of this Agreement and the Agreement of Merger, Sub shall be merged with and into Synernetics in a statutory merger pursuant to the Agreement of Merger and in accordance with applicable provisions of Delaware law so that:

                    (i)  Each share of capital stock of Sub
outstanding immediately prior to the Merger shall, by virtue of the Merger, and without further action on the part of any holder thereof, continue to be issued and shall be converted into one share of Synernetics' common stock outstanding after the Merger;

                    (ii) Each share of Synernetics' capital
stock, if any, that is owned directly or indirectly by Synernetics shall be canceled and no cash or other consideration shall be delivered in exchange therefor.

                    (iii)     Each Synernetics Share shall, by
virtue of the Merger, and without further action on the part of any holder thereof, be canceled. 3Com shall pay the Cash Consideration to Synernetics such that each holder of such Synernetics Shares shall receive an amount equal to the number of such shares held by such holder multiplied by the Synernetics Share Price.

                    (iv) At the Effective Time, Section 4 of the
Certificate of Incorporation of Synernetics shall be amended in its entirety to read as follows:

     "The total number of shares of all classes of stock that this Corporation is authorized to issue is 1,000 shares of Common Stock, $.01 par value per share."

Except as provided in this Section 2.1(a)(iv), the Certificate of Incorporation and Bylaws of Synernetics in effect immediately prior to the Effective Time shall not be amended by virtue of the Merger and shall remain the Certificate of Incorporation and Bylaws, respectively, of Synernetics after the Effective Time unless and until further amended as provided by law, such Certificate of Incorporation and such Bylaws.

                    (v)  The directors of Sub immediately prior
to the Effective Time shall be the directors of Synernetics after the Effective Time, and the officers of Synernetics immediately prior to the Effective Time shall continue to be the officers of Synernetics after the Effective Time. Such directors and officers shall hold their position as directors and officers until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Bylaws of Synernetics.

          2.2 The Closing. Subject to termination of this Agreement as provided in Section 11 (Termination of Agreement) below, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Ware & Freidenrich, A Professional Corporation, 400 Hamilton Avenue, Palo Alto, California, as soon as possible upon the satisfaction or waiver of all conditions set forth in Section 9 (Conditions to Synernetics' Obligations) and Section 10 (Conditions to 3Com's and Sub's Obligations) hereof (the "Closing Date").

          2.3 Effective Time. Simultaneously with the Closing, the Agreement of Merger shall be filed in the offices of the Secretary of State of the State of Delaware. The Merger shall become effective immediately upon the filing of the Agreement of Merger with such offices. The date and time of the effectiveness of the Merger under the laws of Delaware is hereinafter sometimes referred to as the "Effective Time."

          2.4 Appraisal Rights. If holders of Synernetics capital stock are entitled to appraisal rights in connection with the Merger under Section 262 of the Delaware General Corporation Law, any Dissenting Shares shall not receive the Synernetics Share Price in cash but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the law of the State of Delaware. Synernetics shall give 3Com prompt notice of any demand received by Synernetics for appraisal of Synernetics' capital stock, and 3Com shall have the right to participate in all negotiations and proceedings with respect to such demand. Synernetics agrees that, except with the prior written consent of 3Com or as required under the Delaware General Corporation Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. Each holder of Dissenting Shares ("Dissenting Shareholder") who, pursuant to the provisions of the Delaware General Corporation Law, becomes entitled to payment of the value of shares of Synernetics' common stock or Synernetics' preferred stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). In the event of legal obligation, after the effective time of the Merger, to deliver the Synernetics Share Price to a holder of shares of Synernetics' capital stock who shall have failed to make an effective demand for appraisal or shall have lost his status as a Dissenting Shareholder, 3Com shall deliver, upon surrender by such Dissenting Shareholder of his certificate or certificates representing shares of Synernetics' capital stock, as applicable, the cash to which such Dissenting Shareholder is then entitled under this Section 2.4 (Appraisal Rights) and the Agreement of Merger.

          2.5  Escrow.  At the Effective Time, [CONFIDENTIAL
TREATMENT REQUESTED                                    ] Dollars
($[CONFIDENTIAL TREATMENT REQUESTED]) of the Cash Consideration shall be deposited intoan escrow account pursuant to
Section 5.10 (Escrow Agreement).

          2.6  Surrender of Certificates.

               (a)  Surrender of Synernetics Certificates.
Immediately after the Effective Time, each holder of a certificate or certificates representing Synernetics Shares issued and outstanding immediately prior to the Effective Time shall surrender such certificate(s) to an officer of Synernetics designated for such purpose. Each certificate which immediately before the Effective Time evidenced Synernetics Shares shall, from and after the Effective Time until such certificate is surrendered to Synernetics or its transfer agent, be deemed, for all corporate purposes, to evidence the right to receive the consideration described below; provided, however, that no dividend or other distribution payable to the holder of such certificate after the Effective Time shall be paid in respect of such certificate until such certificate is so surrendered by such holder.

               (b) 3Com to Provide Cash. Promptly after the Effective Time, 3Com shall make available to an officer of Synernetics designated for such purpose the Cash Consideration issuable pursuant to Section 2.1 (The Merger) in exchange for outstanding shares of Synernetics capital stock, less the amount deposited into the Escrow Account pursuant to Section 5.10.

               (c) No Liability. Notwithstanding anything to the contrary in this Section 2.6 (Surrender of Certificates), no party hereto shall be liable to a holder of shares of Synernetics Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (d) Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing Synernetics Shares shall have been lost, stolen or destroyed, 3Com shall issue in exchange for such lost, stolen or destroyed certificates, the cash amount otherwise issuable under Section 2.1 (The Merger) upon the making of an affidavit of that fact by the holder thereof, provided, however, the 3Com may, in its discretion and as a condition precedent to the issue thereof, require the owner of such lost, stolen or destroyed Certificates to indemnify 3Com against any claim that may be made against 3Com with respect to the Certificate alleged to have been lost, stolen or destroyed.

     3.   Representations and Warranties of Synernetics.

          Except as otherwise set forth in the "Synernetics Disclosure Schedule" attached hereto as Exhibit C (Synernetics Disclosure Schedule), Synernetics represents and warrants to 3Com as set forth below. No fact or circumstance disclosed to 3Com shall constitute an exception to these representations and warranties unless such fact or circumstance is set forth in the Synernetics Disclosure Schedule attached hereto or such supplements thereto as may mutually be agreed upon in writing by Synernetics and 3Com. Whenever the term "enforceable in accordance with its terms" or like expression is used, it is understood that excepted therefrom are any limitations on enforceability under applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditor's rights.

          3.1 Organization. Synernetics is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has corporate power and authority to carry on its business as it is now being conducted. Synernetics is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or licensing necessary except to the extent that any failure to qualify or obtain licenses would not in the aggregate have a material adverse effect on the operations, assets or financial condition of Synernetics. The Synernetics Disclosure Schedule contains a true and complete listing of the locations of all sales offices, manufacturing facilities, and any other offices or facilities of Synernetics and a true and complete list of all states in which Synernetics maintains any employees. The Synernetics Disclosure Schedule contains a true and complete list of all states in which Synernetics is duly qualified to transact business as a foreign corporation. True and complete copies of Synernetics' of Incorporation and By-laws, as in effect on the date hereof and as to be in effect as of the Closing have been provided to 3Com or its representatives.

          3.2 Capitalization. The authorized capital stock of Synernetics consists of (i) 14,000,000 shares of Common Stock, $.01 par value per share ("Synernetics Common Stock"), (ii) 3,871,143 shares of Series A Convertible Preferred Stock, $.01 par value per share ("Series A Preferred"), (iii) 2,965,320 shares of Series B Convertible Preferred Stock, $.01 par value per share ("Series B Preferred"), (iii) 1,904,062 shares of Series C Convertible Preferred Stock, $.01 par value per share ("Series C Preferred"), and (iv) 8,721,689 shares of Preferred Stock, $.01 par value ("Preferred Stock"). 1,847,075 shares of Class A Common, no shares of Class B Common, 3,871,143 shares of Series A Preferred, 2,946,484 shares of Series B Preferred, 1,904,062 shares of Series C Preferred and no shares of Preferred Stock are issued and outstanding and held of record by Synernetics' respective stockholders as set forth and identified in the stockholder lists provided to 3Com or its representatives. All of the outstanding Securities have been duly authorized and are validly issued, fully paid and nonassessable. All outstanding Securities were issued in compliance with applicable securities laws. None of the outstanding shares were issued in consideration in whole or in part for any contribution, transfer or assignment of the Synernetics Products or any proprietary rights incorporated therein or otherwise related thereto.

     As of the date hereof, 2,532,600 shares of Synernetics
Common Stock are available or reserved for issuance under the Synernetics 1989 Stock Option Plan, of which 2,074,240 are subject to outstanding options.

     Except for a warrant to purchase of 34,247 shares of Synernetics Common Stock issued to Silicon Valley Bank and a warrant to purchase 18,836 shares of Series B Preferred issued to Pacific Credit, Inc., and as otherwise set forth in the Synernetics Disclosure Schedule, Synernetics does not have any other shares of its capital stock issued or outstanding and does not have any other outstanding subscriptions, options, warrants, rights or other agreements or commitments obligating Synernetics to issue shares of its capital stock or other securities.

          3.3 Authority Relative to this Agreement. Synernetics has the corporate power to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors and no other corporate proceedings on the part of Synernetics are necessary to authorize this Agreement, the other Transaction Documents and the transactions contemplated herein and therein other than the consent of the outstanding shares of Synernetics. Synernetics is not subject to or obligated under any charter, bylaw or material contract provision or any material license, franchise or permit, or subject to any order or decree, which would be breached or violated by or in conflict with its executing and carrying out this Agreement and the transactions contemplated hereunder and under the Transaction Documents. Except as contemplated by this Agreement, no consent of any person who is a party to a contract which is material to Synernetics' business, nor consent of any governmental authority, is required to be obtained on the part of Synernetics to permit the transactions contemplated herein and continue the business activities of Synernetics as previously conducted by Synernetics without material adverse change. This Agreement and the other Transaction Documents when executed by Synernetics shall be the valid and binding obligations of Synernetics enforceable in accordance with its terms.

          3.4  Financial Statements.

               (a) Synernetics has delivered to 3Com copies of Synernetics' audited balance sheet as of January 3, 1993, and unaudited balance sheet as of November 28, 1993 (the latter referred to herein as the "Synernetics Balance Sheet") and statements of income, stockholders' equity (as of January 3, 1993) and changes in financial position for the periods then ended.

               (b) All financial statements delivered pursuant to Section 3.4(a) (collectively, the "Synernetics Financial Statements") are complete and in accordance with the books and records of Synernetics and present fairly the financial position of Synernetics as of their historical dates. The Synernetics Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods except with respect to the unaudited financial statements for the absence of footnotes and normal year-end adjustments. Except as to the extent reflected or reserved against in such balance sheets (including the notes thereto), Synernetics does not have, as of the dates of such balance sheets, any liabilities or obligations (absolute or contingent) of a nature required to be reflected in a balance sheet (or the notes thereto) prepared in accordance with generally accepted accounting principles. The statements of income, stockholder's equity and changes in financial position are complete and in accordance with the books and records of Synernetics and present fairly the results of operations, equity transactions and changes in financial position of Synernetics for the periods indicated.

               (c)  Synernetics has no debt, liability, or
obligation of any nature, whether accrued, absolute, or contingent that is not reflected or reserved against in the Synernetics Financial Statements, except for those (i) that may have been incurred after the date of the Synernetics Balance Sheet or (ii) that are not required by generally accepted accounting principles to be included in a balance sheet or the notes thereto, except that Synernetics has not established any reserves with respect to the costs and fees associated with this Agreement and the transactions contemplated hereby. All material debts, liabilities, and obligations incurred after the date of the Synernetics Financial Statements were incurred in the ordinary course of business or are usual and normal in amount both individually and in the aggregate.

          3.5  Tax Matters.

               (a) Synernetics has fully and timely, properly and accurately filed all tax returns and reports required to be filed by it, including all federal, foreign, state and local tax returns and estimates for all years and periods (and portions thereof) for which any such returns, reports or estimates were due. All such returns, reports and estimates were prepared in the manner required by applicable law. All income, sales, use, occupation, property or other taxes or assessments due from Synernetics have been paid. There are no pending assessments, asserted deficiencies or claims for additional taxes that have not been paid. The reserves for taxes, if any, reflected on the Synernetics Balance Sheet are adequate and there are no tax liens on any property or assets of Synernetics. There have been no examinations of any tax returns or reports by any applicable governmental agency. No state of facts exists or has existed which would constitute grounds for the assessment of any penalty or of any further tax liability beyond that shown on the respective tax reports, returns or estimates. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal income tax return or report for any period.

               (b) All taxes which Synernetics has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.

               (c) Synernetics is not a party to any tax-sharing agreement or similar arrangement with any other party.

               (d) At no time has Synernetics been included in the federal consolidated income tax return of any affiliated group of corporations.

               (e) Except for the effect of any payments made pursuant to an employment or consulting agreement for a term of service commencing on or after the Closing Date or any related non-competition agreement, no payment which Synernetics is obliged to pay to any director, officer, employee or independent contractor pursuant to the terms of an employment agreement, severance agreement or otherwise will constitute an excess parachute payment as defined in Section 280G of the Code.

               (f) Synernetics will not be required to include any material adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to
Section 481(c) of the Code or any provision of the tax laws of any jurisdiction requiring tax adjustments as a result of a change in method of accounting implemented by Synernetics prior the Closing Date for any tax period (or portion thereof) ending on or before the Closing Date or pursuant to the provisions of any agreement entered into by Synernetics prior to the Closing Date with any taxing authority with regard to the tax liability of Synernetics for any tax period (or portion thereof) ending on or before the Closing Date.

               (g)  Synernetics is not currently under any
contractual obligation to pay any tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any tax.

          3.6 Absence of Certain Changes or Events. Since the date of the Synernetics Balance Sheet, Synernetics has not (a) suffered any material adverse change in its financial condition or in the operations of its business taken in its entirety; (b) suffered any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting its properties or businesses; (c) granted any increase in the compensation payable or to become payable by Synernetics to its officers or employees, except those occurring in the ordinary course of business; (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of the capital stock of Synernetics or declared any direct or indirect redemption, retirement, purchase or other acquisition by Synernetics of such shares; (e) issued any shares of capital stock of Synernetics or any warrants, rights, options or entered into any commitment relating to the shares of Synernetics except for the issuance of Synernetics Shares pursuant to the exercise of outstanding Options and grants of the December Options and options to newly hired employees; (f) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein; (g) sold, leased, abandoned or otherwise disposed of any real property or any machinery, equipment or other operating property other than in the ordinary course of business (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, tradename, brand name, copyright (or pending application for any patent, trademark or copyright) invention, process, know-how, formula or trade secret or interest thereunder or other intangible asset except in the ordinary course of its business;
(i) suffered any labor dispute; (j) entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure) other than in the ordinary course of business; (k) incurred any liabilities (other than the Severance Amounts) except in the ordinary course of business and consistent with past practice which would be required to be disclosed in financial statements prepared in accordance with generally accepted accounting principles; (l) permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except those permitted under Section 3.7 (Title and Related Matters) hereof, other than any purchase money security interests incurred in the ordinary course of business;
(m) made any capital expenditure or commitment for additions to property, plant or equipment except in the ordinary course of business; (n) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its Affiliates, officers, directors or stockholder or any Affiliate or associate of any of the foregoing; (o) made any amendment to or terminated any agreement which, if not so amended or terminated, would be required to be disclosed on the Synernetics Disclosure Schedule; or (p) agreed to take any action described in this Section 3.6 (Absence of Certain Changes or Events) or outside of its ordinary course of business or which would constitute a breach of any of the representations contained in this Agreement.

          3.7 Title and Related Matters. Synernetics has good and marketable title to all the properties, interests in properties and assets, real and personal, reflected in the Synernetics Balance Sheet or acquired after the date of the Synernetics Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of since the date of the Synernetics Balance Sheet in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except the lien of current taxes not yet due and payable and except for liens which in the aggregate do not secure more than Fifty Thousand Dollars ($50,000) in liabilities. The equipment of Synernetics necessary to the operation of its business is in good operating condition and repair. All real or personal property leases to which Synernetics is a party are valid, binding, enforceable and effective in accordance with their respective terms. There is not under any of such leases any existing material default or event of default or event which, with notice or lapse of time or both, would constitute a material default. The Synernetics Disclosure Schedule contains a description of all real property leased or owned by Synernetics, describing its interest in said property and with respect to real property a description of each parcel and a summary description of the buildings, structures and improvements thereon. True and correct copies of Synernetics' leases have been made available to 3Com or its representatives.

          3.8  Proprietary Rights.

               (a)  Synernetics owns all right, title and
interest in and to all patents, copyrights, technology, software, software tools, know-how, processes, trade secrets, trademarks, service marks, trade names and other proprietary rights used in or necessary for the conduct of Synernetics' business as conducted to the date hereof or contemplated, including, without limitation, the technology and all proprietary rights developed or discovered in connection with or contained in the Synernetics Products, free and clear of all liens, claims and encumbrances (including without limitation distribution rights) (all of which are referred to as "Proprietary Rights"). The foregoing representation as it relates to Third Party Technology (as hereinafter defined) is limited to Synernetics' interest pursuant to the Third Party Licenses (as hereinafter defined), all of which are valid and enforceable and in full force and effect and which grant Synernetics such right to Third Party Technology as are employed in or necessary to the business of Synernetics as conducted or proposed to be conducted. The Synernetics Disclosure Schedule contains an accurate and complete description of (i) all patents, trademarks (with separate listings of registered and unregistered trademarks), tradenames, and registered copyrights in or related to the Synernetics Products, all applications and registration statements therefor, and a list of all licenses and other agreements relating thereto, and (ii) a list of all licenses and other agreements with third parties (the "Third Party Licenses") relating to any software, technology, know-how, or processes that Synernetics is licensed or otherwise authorized by such third parties to use, market, distribute or incorporate into products distributed by Synernetics (such software, technology, know-how and processes are collectively referred to as the "Third Party Technology"). All of Synernetics' trademark or tradename registrations related to the Synernetics Products and all of Synernetics' copyrights in any of the Synernetics Products are valid and in full force and effect; and consummation of the transactions contemplated hereby will not alter or impair any such rights. No claims have been asserted against Synernetics (and Synernetics is not aware of any claims which are likely to be asserted against Synernetics) by any person challenging Synernetics' use or distribution of any patents, trademarks, tradenames, copyrights, trade secrets, software, technology, know-how or processes utilized by Synernetics (including, without limitation, the Third Party Technology) or challenging or questioning the validity or effectiveness of any license or agreement relating thereto (including, without limitation, the Third Party Licenses). To Synernetics' knowledge, none of the Synernetics Products nor the use of any patents, trademarks, tradenames, copyrights, software, technology, know-how or processes by Synernetics in its current business infringes on the rights of, constitutes misappropriation of, or in any way involves unfair competition with respect to, any proprietary information or intangible property right of any third person or entity, including without limitation any patent, trade secret, copyright, trademark or tradename.

               (b) Synernetics has not granted any third party any right to manufacture, reproduce, distribute, market or exploit any of the Synernetics Products or any adaptations, translations, or derivative works based on the Synernetics Products or any portion thereof. Except with respect to the rights of third parties to the Third Party Technology, no third party has any right to manufacture, reproduce, distribute, market or exploit any works or materials of which any of the Synernetics Products are a "derivative work" as that term is defined in the United States Copyright Act, Title 17, U.S.C. Section 101.

               (c) All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporating, embodying or reflecting any of the Synernetics Products at any stage of their development (the "Synernetics Components") (i) were written, developed and created solely and exclusively by employees of Synernetics without the assistance of any third party or entity or (ii) were created by third parties who assigned ownership of their rights to Synernetics in valid and enforceable consultant confidentiality and invention assignment agreements or (iii) to the extent such Synernetics Components contain technology licensed from third parties, such licenses are in full force and effect and permit Synernetics to distribute the Synernetics Components without material limitation. Synernetics has at all times used commercially reasonable efforts to treat the Synernetics Products and Synernetics Components as containing trade secrets and has not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by release into the public domain.

               (d) To Synernetics' knowledge, no employee of Synernetics is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with Synernetics or, to the best of Synernetics' knowledge, any other party because of the nature of the business conducted by Synernetics or proposed to be conducted by Synernetics.

               (e) Each person presently or previously employed by Synernetics (including independent contractors, if any) with access to confidential information has executed a confidentiality and non-disclosure agreement pursuant to the form of agreement previously provided to 3Com or its representatives. Such confidentiality and non-disclosure agreements constitute valid and binding obligations of Synernetics and such person, enforceable in accordance with their respective terms. To the best of Synernetics' knowledge, neither the execution or delivery of such agreements, nor the carrying on of Synernetics' business as employees by such persons, nor the conduct of Synernetics' business as currently anticipated, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any material contract, covenant or instrument under which any of such persons is obligated.

               (f) No product liability or warranty claims which individually or in the aggregate could exceed $50,000 have been communicated to or, to Synernetics knowledge, threatened against Synernetics nor, to the best of Synernetics' knowledge, is there any specific situation, set of facts or occurrence out of which such a claim is likely to arise. The Synernetics Disclosure Schedule sets forth all bugs known to Synernetics in the Synernetics Products.

          3.9 Employee Benefit Plans. There is no unfunded prior service cost with respect to any bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, or other employee benefit or fringe benefit plans, whether formal or informal, maintained by Synernetics. To Synernetics' knowledge, each bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, and other employee benefit or fringe benefit plans, whether formal or informal, maintained by Synernetics conforms in all material respects to all applicable requirements of the Employees Retirement Income Security Act of 1974. The Synernetics Disclosure Schedule lists and describes all profit-sharing, bonus, incentive, deferred compensation, vacation, severance pay retirement, stock option, group insurance or other plans (whether written or not) providing employee benefits.

          3.10 Bank Accounts. The Synernetics Disclosure Schedule sets forth the names and locations of all banks, trusts, companies, savings and loan associations, and other financial institutions at which Synernetics maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

          3.11 Contracts.

               (a)  Except as set forth in the Synernetics
Disclosure Schedule, Synernetics has no agreements, contracts or commitments that provide for the sale, licensing or distribution by Synernetics of any of its products, technology, know-how, trademarks or tradenames except in the ordinary course of its business. True and correct copies of each document or instrument described in the Synernetics Disclosure Schedule pursuant to this Subsection 3.11(a) have been made available to 3Com or its representatives.

               (b)  Except as listed in the Synernetics
Disclosure Schedule and except as reflected in Synernetics' backlog and accounts receivable, Synernetics has no agreements, contracts or commitments that call for fixed and/or contingent payments or expenditures by or to Synernetics of more than Fifty Thousand Dollars ($50,000). True and correct copies of each document or instrument set forth in the Synernetics Disclosure Schedule pursuant to this Section 3.11(b) have been made available to 3Com or its representatives.

               (c)  Without limiting the provisions of
Section 3.8 (Proprietary Rights) and except for any agreements with 3Com, Synernetics has not granted to any third party (including, without limitation, OEMs and site license customers) any rights to reproduce or manufacture any of the Synernetics Products, nor has Synernetics granted to any third party any exclusive rights of any kind with respect to any of the Synernetics Products, including, without limitation, territorial exclusivity or exclusivity with respect to particular versions, implementations or translations of any of the Synernetics Products, nor has Synernetics granted any third party any right to market any of the Synernetics Products under any "private label" arrangements pursuant to which Synernetics is not identified as the source of such goods. True and correct copies of each document or instrument listed on the Synernetics Disclosure Schedule pursuant to this Section 3.11(c) have been made available to 3Com or its representatives.

               (d)  Synernetics has no purchase agreement,
contract or commitment that calls for fixed and/or contingent payments by Synernetics that are in excess of the normal, ordinary and usual requirements of business.

               (e)  There is no outstanding sales contract,
commitment or proposal (including, without limitation, porting and development projects) of Synernetics that is currently expected to result in any loss (before allocation of overhead and administrative costs) upon completion or performance thereof.

               (f) Synernetics has no outstanding agreements, contracts or commitments with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than thirty (30) days and without liability, penalty or premium.

               (g) Synernetics has no employment, independent contractor or similar agreement, contract or commitment that is not terminable on no more than thirty (30) days' notice without penalty or liability of any type, including without limitation severance or termination pay.

               (h)  Synernetics has no currently effective
collective bargaining or union agreements, contracts or commitments.

               (i) Synernetics is not restricted by agreement from carrying on its business anywhere in the world.

               (j)  Synernetics is under no liability or
obligation, and no such outstanding claim has been made, with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers, or other customers, except such liabilities, obligations and claims as, in the aggregate, do not exceed Fifty Thousand Dollars ($50,000).

               (k)  Synernetics has not guaranteed any
obligations of other persons or made any agreements to acquire or guarantee any obligations of other persons.

               (l)  Synernetics has no outstanding loan or
advance to any person; nor is it party to any line of credit, standby financing, revolving credit or other similar financing arrangement of any sort which would permit the borrowing by Synernetics of any sum not reflected in the financial statements delivered pursuant to Section 3.4 (Financial Statements).

               (m)  All material contracts, agreements and
instruments to which Synernetics is a party are valid, binding, in full force and effect, and enforceable by Synernetics in accordance with their respective terms. No such material contract, agreement or instrument contains any material liquidated-damages, penalty or similar provision. To the best of Synernetics' knowledge, no party to any such material contract, agreement or instrument intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

               (n) The Synernetics Disclosure Schedule lists all material agreements pursuant to which Synernetics has agreed to manufacture for or supply to any third party any Synernetics Products or components thereto. True and correct copies of each document or instrument listed on the Synernetics Disclosure Schedule pursuant to this Section 3.11(m) have been provided to 3Com or its representatives. The Synernetics Disclosure Schedule also lists each vendor who manufactures for or supplies to Synernetics any material product or component or is the sole source for any product or component.

               (o) Synernetics is not in default under or in breach or violation of any contract, commitment or restriction to which Synernetics is a party or to which it or any of its properties is bound, where such defaults, breaches, or violations would, in the aggregate, have a material adverse effect on the operations, assets, financial condition or prospects of Synernetics. To the best of Synernetics' knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any material contract, commitment, or restriction to which Synernetics is bound or by which any of its properties is bound, where such defaults, breaches, or violations would, in the aggregate, have a material adverse effect on the operations, assets, financial condition or prospects of Synernetics.

          3.12 Orders, Commitments and Returns. All accepted and unfilled orders entered into by Synernetics for the sale, license, or lease or other disposition by Synernetics of its products, and all agreements, contracts, or commitments for the purchase of supplies, were made in the ordinary course of business. No outstanding purchase or outstanding lease commitment of Synernetics is in excess of the normal, ordinary and usual requirements of its business or was made at any price (on both a per unit and aggregate basis) materially in excess of the current market price at the time made, or contains terms and conditions materially more onerous to Synernetics than those usual and customary in the industry.

          3.13 Compliance With Law. Synernetics is in compliance with all applicable laws and regulations in all material respects. Neither Synernetics nor, to the best of Synernetics' knowledge, any of its employees has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction. Synernetics has not participated directly or indirectly in any boycotts or other similar practices affecting any of its customers. Synernetics has complied at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its products.

          3.14 Labor Difficulties.

               (a) Synernetics is not engaged in any unfair labor practice and is not in material violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours.

               (b) There is no unfair labor practice complaint against Synernetics actually pending or threatened before the National Labor Relations Board.

               (c) There is no strike, labor dispute, slowdown, or stoppage actually pending or threatened against Synernetics.

               (d)  No union representation question exists
respecting the employees of Synernetics and to the best of Synernetics' knowledge no union organizing activities are taking place.

               (e)  No grievance that might have an adverse
effect on Synernetics or the conduct of its business, nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claims therefor exist.

               (f) No collective bargaining agreement that is binding on Synernetics restricts it from relocating or closing any of its operations.

               (g) Synernetics has not experienced any material work stoppage or other material labor difficulty.

          3.15 Trade Regulation. Synernetics has not terminated its relationship with or refused to ship Synernetics Products to any dealer, distributor, OEM, third party marketing entity or customer which had theretofore paid or been obligated to pay Synernetics in excess of One Hundred Thousand Dollars ($100,000) over any consecutive twelve (12) month period. All of the prices charged by Synernetics in connection with the marketing or sale of any products or services have been in compliance with all applicable laws and regulations. No claims have been communicated or threatened against Synernetics with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and there is no specific situation, set of facts, or occurrence out of which a claim is likely to be asserted.

          3.16 Insider Transactions. No Affiliate of Synernetics has any interest in (i) any material equipment or other property, real or personal, tangible or intangible, including, without limitation, any item of intellectual property, used in connection with or pertaining to the business of Synernetics, or (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of products of Synernetics; provided, however, that no such Affiliate or other person shall be deemed to have such an interest solely by virtue of the ownership of less than 1% of the outstanding stock or debt securities of any publicly-held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System.

          3.17 Employees, Independent Contractors and
Consultants. The Synernetics Disclosure Schedule lists and describes all currently effective consulting, independent contractor and/or employment agreements and other material agreements concluded with individual employees, independent contractors or consultants to which Synernetics is a party. True and correct copies of all such written agreements have been provided to 3Com or its representatives. All salaries and wages paid by Synernetics are in compliance with applicable federal, state and local laws. Also shown on the Synernetics Disclosure Schedule are the names of all persons whose annual rate of compensation, including bonuses and other payments of any kind, is in excess of Fifty Thousand Dollars ($50,000) and the names of all employees with a title of "Director" of a department or above and the salaries for each such person. Synernetics' aggregate accrued vacation and severance pay as of November 28, 1993 was approximately Two Hundred Twenty-Six Thousand Dollars ($226,000).

          3.18 Insurance. The Synernetics Disclosure Schedule contains a list of the principal policies of fire, liability and other forms of insurance held by Synernetics. Synernetics has not done anything, either by way of action or inaction, that might invalidate such policies in whole or in part.

          3.19 Litigation. There are no suits, actions or proceedings pending or, to the best of Synernetics' knowledge, threatened against or affecting Synernetics or which questions or challenges the validity of this Agreement. There is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Synernetics.

          3.20 Governmental Authorizations and Regulations. All licenses, franchises, permits and other governmental authorizations held by Synernetics and material to its business are valid and sufficient for the business presently carried on by Synernetics. The business of Synernetics is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for violations which either singly or in the aggregate do not and will not have a material adverse effect on the operations, assets or financial condition of Synernetics.

          3.21 Corporate Minutes, Etc. The corporate minute books, stock certificate books, stock registers and other corporate records of Synernetics are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction. True and correct copies of such records have been made available to 3Com or its representatives.

          3.22 Section 341(f)(2). Synernetics has not, with regard to any property or assets held, acquired or to be acquired by it, at any time, filed a consent to the application of Section 341(f)(2) of the Code nor will any such consent be filed before the Closing.

          3.23 Subsidiaries. Synernetics has no subsidiaries. Synernetics does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, general or limited partnership, firm, association or business organization, entity or enterprise, and Synernetics does not control (directly or indirectly) the management or policies of any other corporation, partnership, firm, association or business organization, entity or enterprise.

          3.24 Compliance with Environmental Requirements. Synernetics has obtained all material permits, licenses and other authorizations which are required under federal, state and local laws relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes. Except as set forth in the Synernetics Disclosure Schedule, Synernetics is in material compliance with all terms and conditions of the required permits, licenses and authorizations. Except as set forth in the Synernetics Disclosure Schedule, Synernetics is not aware of, nor has Synernetics received notice of, any conditions, circumstances, activities, practices, incidents, or actions which may form the basis of any claim, action, suit, proceeding, hearing, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substance, material or waste.

          3.25 Corporate Documents. Synernetics has furnished to 3Com for its examination: (i) copies of its Certificate of Incorporation and Bylaws; (ii) its Minute Book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the stockholders, the board of directors and any committees thereof; (iii) all permits, orders, and consents issued by any regulatory agency with respect to Synernetics, or any securities of Synernetics, and all applications for such permits, orders, and consents; and (iv) the stock transfer books of Synernetics setting forth all transfers of any capital stock.

          3.26 No Brokers. Neither Synernetics nor to the best of Synernetics' knowledge any Synernetics stockholder, is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger or in connection with any transaction contemplated hereby or thereby.

          3.27 Synernetics Options.

               (a) A list, as of the date of this Agreement, of all holders of outstanding Options has been provided to 3Com.

               (b)  All Options outstanding as of the Effective
Time have been issued in accordance with the terms of the Synernetics 1989 Stock Plan and pursuant to the standard forms of option agreement previously provided to legal counsel for 3Com.

               (c)  Except for an adjustment described in
paragraph 13B of the Synernetics 1989 Stock Plan, no Option will by its terms require an adjustment in connection with the Merger.

               (d) Neither the transactions contemplated by this Agreement nor any action taken by Synernetics will result in (i) any acceleration of vesting in favor of any optionee under an Option, except for such acceleration as may be provided pursuant to the Synernetics 1989 Stock Plan, a standard form of option agreement previously provided to legal counsel for 3Com, or
Section 5.9 of this Agreement pertaining to Severance Agreements;
(ii) any additional benefits for any optionee under an Option; or
(iii) the inability of 3Com after the Effective Time to exercise any right or benefit held by Synernetics prior to the Effective Time with respect to an Option assumed by 3Com, including, without limitation, the right to repurchase an optionee's unvested shares on termination of such optionee's employment.

               (e)  The assumption by 3Com of Options in
accordance with Section 6.4 will not give the optionees additional benefits which they did not have under their Options prior to such assumption (after taking into account the existing provisions of the Options, such as their respective exercise prices and vesting schedules.

               (f)  The assumption of Options by 3Com pursuant to
Section 6.4 will not constitute a breach of the Synernetics 1989
Stock Plan or any agreement entered into pursuant to such plan.

     4.   Representations and Warranties of 3Com and Sub.

          Except as set forth on Exhibit D (3Com Disclosure
Schedule), 3Com and Sub jointly and severally represent and warrant to Synernetics that:

          4.1 Organization and Good Standing. 3Com and Sub are corporations duly organized, validly existing and in good standing under the laws of the States of California and Delaware, respectively, and have full power and authority to carry on their businesses as now conducted. 3Com and Sub are each qualified as foreign corporations in any jurisdiction in which a failure to qualify would have a material adverse effect on the operations or financial condition of 3Com and/or Sub.

          4.2  Power, Authorization and Validity.

               (a) 3Com and Sub have the right, power, legal capacity and authority to enter into and perform their respective obligations under this Agreement.

               (b) The execution, delivery and performance of this Agreement and the Agreement of Merger have been, or will have been prior to the Closing, duly and validly approved and authorized by the Boards of Directors of 3Com and Sub and the shareholder of Sub. No authorization or approval, governmental or otherwise, is necessary in order to enable 3Com and Sub to enter into and to perform the terms of this Agreement or the Agreement of Merger on their parts to be performed.

               (c) This Agreement and any agreements which are exhibits to this Agreement are the valid and binding obligations of 3Com and Sub enforceable in accordance with their terms.

               (d) Upon delivery in accordance herewith the Agreement of Merger shall be a binding obligation of 3Com and Sub enforceable in accordance with its terms.

          4.3 Capitalization. The authorized capital of 3Com consists of One Hundred Million (100,000,000) shares of Common Stock, of which thirty two million eight hundred sixty nine thousand (32,869,000) shares were issued and outstanding on November 30, 1993. The authorized capital of Sub consists of one thousand shares (1,000) of Common Stock, all of which are issued and outstanding and are owned of record and beneficially by 3Com. All the issued and outstanding shares have been duly authorized and validly issued, are fully paid and non assessable are not subject to any right or claim of rescission, and have been offered, issued, sold and delivered by 3Com in compliance with all applicable federal and state securities laws.

          4.4 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or result in a material breach or violation of, any provision of 3Com's Articles of Incorporation or Sub's Certificate of Incorporation, or their respective Bylaws, as currently in effect, any instrument or contract to which 3Com or Sub is a party or by which any such party is bound, or any federal, state or local judgment, writ, decree, order, statute, rule or regulation applicable to any such person. Neither the execution and delivery of this Agreement, nor any Agreement attached hereto as an Exhibit, nor the consummation of the transactions contemplated hereby or thereby will directly have a material adverse effect on the operations, assets, financial condition or prospects of 3Com.

          4.5 Compliance With Other Instruments and Laws. 3Com is not in violation of any provisions of its Articles of Incorporation or Bylaws as currently in effect or in effect at the Closing, or any federal, state or local judgment, writ, decree, or order applicable to 3Com. The operations of 3Com have not violated any federal, state or local laws, regulations or orders with which failure to comply would have a material adverse effect on the operations, assets, financial conditions or prospects of 3Com.

          4.6 Litigation. There is no action, proceeding, claim or investigation pending or, to the best of 3Com's knowledge, threatened against 3Com and Sub before any court or administrative agency which could have a material adverse effect on the operations, assets, financial condition or prospects of 3Com or Sub and which is not set forth in the SEC Documents, as defined below.

          4.7 SEC Documents. 3Com has delivered to Synernetics true, accurate and complete copies of 3Com's most recent reports on Forms 10-K, 10-Q and any report on Form 8-K filed since the most recent 10-Q (collectively, the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, and taken together, the SEC Documents contained no untrue statement of a material fact and did not omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading except to the extent corrected by a subsequently filed SEC Document.

          4.8 No Brokers. Neither 3Com nor Sub is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger or in connection with any transaction contemplated hereby or thereby.

     5.   Pre-Closing Covenants of Synernetics.

          5.1 Advice of Changes. Synernetics will promptly advise 3Com in writing (i) of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Synernetics contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (ii) of any material adverse change in Synernetics' business, taken as a whole.

          5.2  Conduct of Business.  Until the Closing,
Synernetics will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of 3Com:

               (a) borrow any money which borrowings exceed in the aggregate $50,000, except for borrowings of up to $350,000 under the line of credit agreement with Fleet Financial;

               (b)  incur any liability other than in the
ordinary and usual course of business or in connection with the performance or consummation of this Agreement;

               (c) encumber or permit to be encumbered any of its assets except in the ordinary course of its business;

               (d)  dispose of any of its assets, except
inventory in the regular and ordinary course of business;

               (e) enter into any lease or contract for the purchase or sale of any property, real or personal involving the payment or receipt of $50,000, except in the ordinary course of business;

               (f) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

               (g) pay any bonus, increased salary, or special remuneration to any officer or employee, including any amounts for accrued but unpaid salary or bonuses (other than amounts not in excess of normal payments made on a regular basis or amounts accrued as disclosed to 3Com prior to payment);

               (h)  change accounting methods;

               (i) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital, or redeem or otherwise acquire any of its capital stock;

               (j) amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;

               (k) loan any amount to any person or entity, or guaranty or act as a surety for any obligation other than normal travel and other advances;

               (l) waive or release any right or claim, except in the ordinary course of business;

               (m) issue or sell any shares of its capital stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock, except pursuant to the exercise of outstanding options;

               (n) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

               (o) merge, consolidate or reorganize with any entity;

               (p) amend its Certificate of Incorporation or Bylaws;

               (q)  make or change any election, change any
annual accounting period, adopt or change any accounting method, file any amended tax return, enter into any closing agreement, settle any tax claim or assessment relating to Synernetics, surrender any right to claim refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to Synernetics, or take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the tax liability of Synernetics or 3Com (provided that 3Com will not unreasonably withhold or delay consent hereunder); or

               (r) agree to do any of the things described in the preceding clauses 5.2(a) through 5.2(q).

          5.3 Risk of Loss. Except as otherwise provided in this Agreement, until the Closing, all risk of loss, damage or destruction to Synernetics' assets shall be borne by Synernetics.

          5.4 Access to Information. Until the Closing, Synernetics shall allow 3Com and its agents free access upon reasonable notice and during normal working hours to its files, books, records, and offices, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, and personal property and financial condition. Until the Closing, Synernetics shall cause its accountants to cooperate with 3Com and its agents or accountants in making available all financial information requested, including without limitation the right of 3Com's accountants to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

          5.5 Regulatory Approvals. Prior to the Closing, Synernetics shall execute and file, or join in the execution and filing, of any application or other document which may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state or local, which may be reasonably required, or which 3Com may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Such persons and entities shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents.

          5.6 Satisfaction of Conditions Precedent. Synernetics will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 10 (Conditions to 3Com's Obligations), and Synernetics will use its best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

          5.7 Stockholder Vote. Prior to the Closing, whether by special meeting or written consent of its stockholders, Synernetics will submit this Agreement and related matters to its stockholders for consideration and approval, and the Board of Directors of Synernetics will recommend such approval to the Synernetics stockholders.

          5.8 Key Employee Agreement. Prior to the Closing, Synernetics shall use commercially reasonable efforts to conclude a Key Employee Agreement in the form attached hereto as Exhibit B-1 (Form of Key Employee Agreement) with Leon Woo (the "Key Employee"). In addition, (i) Allan Wallack shall enter into a form of consulting agreement providing that he will act as a consultant to 3Com for a period of up to two months following the Closing, and (ii) the Scheduled Employees will enter into an agreement in the form set forth on Exhibit B-2 (Scheduled Employees) with such changes as such employees and 3Com may reasonably agree.

          5.9 Severance Agreements. 3Com and Synernetics agree that Synernetics may enter into severance agreements providing for the payment of severance amounts (payable either before or after the Closing) to the Scheduled Employees and/or acceleration, in whole or in part, of the vesting of Options held by such Scheduled Employees. Synernetics shall give 3Com notice of the amount of severance payments ("Severance or Other Amounts") and/or acceleration of vesting ("Accelerated Options") it has determined to pay to such Scheduled Employees prior to entering into any such agreements.

          5.10 Escrow Agreement.  3Com and Synernetics agree that
on the Closing Date, 3Com shall deposit [CONFIDENTIAL TREATMENT
REQUESTED                              ] Dollars ($[CONFIDENTIAL
TREATMENT REQUESTED]) of the Cash Consideration into an escrow account (the "Escrow Account") maintained by an escrow agent mutually agreeable to Synernetics and 3Com. The Escrow Account shall be subject to the terms of the Escrow Agreement substantially in the form attached hereto as Exhibit E (Form of Escrow Agreement). [CONFIDENTIAL TREATMENT REQUESTED


                                                               ]
Notwithstanding anything to the contrary set forth in this Agreement or in any of the other Transaction Documents: (a) the Escrow Account shall be the sole and exclusive source of any claim or remedy by 3Com or Sub arising out of the breach or alleged breach by Synernetics of any of its representations, warranties, covenants or agreements in this Agreement or in any of the other Transaction Documents, (b) no stockholder, officer, director or employee of Synernetics shall have any liability for any breach by Synernetics of this Agreement or of any of the other Transaction Documents and (c) except as specifically provided in Section 1(b) of the Escrow Agreement, Synernetics shall be liable only as to [CONFIDENTIAL TREATMENT REQUESTED




                    ], Synernetics' maximum liability shall not exceed the amounts maintained in the Escrow Account at the time any indemnification claim is resolved, all as more specifically provided in the Escrow Agreement.

          5.11 Notice Regarding Synernetics Options. No later than five days prior to the Effective Time, Synernetics shall deliver or cause to be delivered to each holder of an Option a notice pursuant to clause (ii) of paragraph 13B of the Synernetics 1989 Stock Plan (the "Notice"). The Notice shall provide that any Option or portion thereof which has not been exercised, to the extent permitted under the terms of the Synernetics 1989 Stock Plan, prior to the close of business on the day immediately preceding the Effective Time shall terminate effective as of the Effective Time.

     6.   Covenants of 3Com and Sub.

          6.1 Advice of Changes. 3Com and Sub will promptly advise Synernetics in writing of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of 3Com or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.

          6.2 Regulatory Approvals. Prior to the Closing, 3Com and Sub shall execute and file, or join in the execution and filing, of any application or other document which may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state or local, which may be reasonably required, or which Synernetics may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Such persons and entities shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents.

          6.3 Satisfaction of Conditions Precedent. 3Com and Sub will use their best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in
Section 9 (Conditions to Synernetics' Obligations), and 3Com and Sub will use their best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

          6.4  Assumption of Synernetics Options.

               (a) Immediately upon the Effective Time, 3Com shall offer to enter into an agreement with each holder of an Option any portion of which has not been exercised prior to the Effective Time providing for the assumption by 3Com of the obligations of Synernetics under such Option in a form reasonably acceptable to Synernetics and its counsel (the "Option Assumption Agreement"). Each Option Assumption Agreement shall provide that the Option assumed by 3Com thereby will continue to be exercisable on the terms and conditions set forth in the option agreement evidencing such Option, except that: (i) the Option shall be deemed not to have terminated in accordance with the Notice described in Section 5.11, (ii) the Option shall be exercisable for a number of shares of 3Com Common Stock equal to the number of shares of Synernetics common stock subject to such Option immediately prior to the Effective Time multiplied by a fraction, the numerator of which is the Synernetics Share Price and the denominator of which is the 3Com Closing Price (with the resulting number of shares of 3Com Common Stock rounded down to the nearest whole number), (iii) the per share exercise price shall be an amount equal to the aggregate exercise price prior to the Merger divided by the number of shares of 3Com Common Stock subject to such Option rounded up to the nearest whole cent, and
(iv) continuous employment with Synernetics, whether occurring before or after the Effective Time, shall be credited to an optionee for purposes of determining the number of shares subject to exercise, vesting or repurchase after the Effective Time. It is the intention of the parties that the Options assumed by 3Com qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code ("incentive stock options") to the extent the Options qualified as incentive stock options prior to the Effective Time.

               (b) 3Com and Synernetics agree that neither of them will treat the consideration received pursuant to Section
2.1 with respect to Synernetics Shares issued upon exercise of incentive stock options exercised prior to the Effective Time as wages and will not make wage withholding with respect thereto, provided that such Options are irrevocably exercised at least two days prior to the Closing and the exercise price therefor deposited in Synernetics bank account for the benefit of Synernetics at least two days prior to the Closing.

          6.5 Indemnification of Directors, etc. 3Com agrees to cause Synernetics to maintain in effect for six years from and after the Closing Date any provisions of the Certificate of Incorporation or Bylaws of Synernetics and any successor corporation relating to the rights to indemnification of directors and officers of Synernetics with respect to acts or omissions occurring before the Effective Time. In the event 3Com takes any action which would impair Synernetics' ability to fulfill its obligations thereunder, 3Com will assume in all respects the performance by Synernetics after the Effective Time of Synernetics' indemnification obligations under its Certificate of Incorporation and Bylaws.

          6.6 Payment of Bonuses. 3Com agrees that it will pay or cause Synernetics to pay all amounts payable under the Synernetics Bonus Plan with respect to the year ended January 2, 1994 upon completion of the financial statements of Synernetics for such year, or if 3Com has elected in writing prior to January 2, 1994 to complete an audit of such financials for such fiscal year, then upon completion of such audit.

     7.   Mutual Covenants.

          7.1 Confidentiality. Each party acknowledges that in the course of the performance of this Agreement, it may obtain the Confidential Information of the other party. The Receiving Party (as defined in Section 1.10 (Confidential Information)) shall, at all times, both during the term of this Agreement and thereafter, keep in confidence and trust all of the Disclosing Party's (as defined in Section 1.10 (Confidential Information)) Confidential Information received by it. The Receiving Party shall not use the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement or by a separate written agreement. The Receiving Party shall take all reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party's Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers or employees (or outside legal or accounting advisors) who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into confidentiality agreements with such person's employer or who are subject to ethical restrictions on disclosure which protects the Confidential Information of the Disclosing Party. The Receiving Party shall immediately give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party's Confidential Information. The Receiving Party agrees to assist the Disclosing Party to remedy such unauthorized use or disclosure of its Confidential Information. These obligations shall not apply to the extent that Confidential Information includes information which:

               (a) is already known to the Receiving Party at the time of disclosure, which knowledge the Receiving Party shall have the burden of proving;

               (b) is, or, through no act or failure to act of the Receiving Party, becomes publicly known;

               (c) is received by the Receiving Party from a third party without restriction on disclosure (although this exception shall not apply if such third party is itself violating a confidentially obligation by making such disclosure);

               (d)  is independently developed by the Receiving
Party without reference to the Confidential Information of the Disclosing Party, which independent development the Receiving
Party will have the burden of proving;

               (e)  is approved for release by written
authorization of the Disclosing Party; or

               (f) is required to be disclosed by a government agency to further the objectives of this Agreement or by a proper order of a court of competent jurisdiction; provided, however that the Receiving Party will use its best efforts to minimize such disclosure and will consult with and assist the Disclosing Party in obtaining a protective order prior to such disclosure.

          7.2 Exclusivity. Until January 31, 1994, Synernetics agrees that it will not (and that it will use best efforts to assure that its employees, agents and affiliates do not on its behalf) discuss or enter any agreement concerning the sale or acquisition of Synernetics, its stock (including by means of any public offering thereof, but excluding issuance of stock and options to employees in the ordinary course of business consistent with past practices) or a substantial part of its assets with any party other than 3Com, and that any such discussions presently in progress will be terminated or suspended during that period. Until January 31, 1994, 3Com agrees that it will not (and that it will use best efforts to assure that its employees, agents and affiliates do not on its behalf) discuss or enter into any agreement concerning the purchase or acquisition by 3Com of, an investment by 3Com in, or an OEM relationship of 3Com with any direct competitor of Synernetics, and that any such discussions presently in progress will be terminated or suspended during that period.

          7.3 HSR Act Filings. 3Com and Synernetics shall promptly make their respective filings, and shall thereafter make any required submissions, under the HSR Act with respect to the Merger and shall cooperate with each other with respect to the foregoing. Synernetics shall not participate in any meeting with the Federal Trade Commission or the Department of Justice with respect to the filing of Synernetics under the HSR Act or any review by either of the foregoing agencies without giving 3Com prior notice of such meetings and offering 3Com the opportunity to attend and participate in such meetings.

          7.4 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby.

     8.   The Closing.

          8.1  Merger.

               (a) On the date of the Closing, but not prior to the Closing, the Agreement of Merger shall be filed with the offices of the Secretary of State of the State of Delaware and the merger of Sub with and into Synernetics shall be consummated.

               (b) At the Closing, Synernetics shall deliver or cause to be delivered to 3Com certificates and documents evidencing the Synernetics Shares held by its stockholders. The certificates and documents evidencing such Synernetics Shares so delivered shall be properly endorsed for transfer or accompanied by duly executed stock powers. Concurrently with the delivery of such certificates and documents, 3Com shall deliver to the holders of Synernetics Shares the Cash Consideration (less amounts deposited into the Escrow Account pursuant to Section
5.10 (Escrow Agreement)) by check or wire transfer, as set forth in the Agreement of Merger.

          8.2  Additional Documents.

               (a) At any time and from time to time at or after the Closing, the parties shall at the request of the other party execute and deliver or cause to be executed and delivered all such assignments, consents and other documents and take or cause to be taken all such other actions as either party may reasonably deem necessary or desirable, in order to more fully and effectively carry out the intents and purposes of this Agreement.

               (b) Synernetics shall execute and deliver to 3Com a statement meeting the requirements of Treasury Regulation
Section 1.897-2(h)(2) stating that interests in Synernetics are not United States real property interests.

     9.   Conditions to Synernetics' Obligations.

          Synernetics' obligations hereunder are subject to the fulfillment or satisfaction on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Synernetics, but only in a writing signed by Synernetics):

          9.1 Accuracy of Representations and Warranties. The representations and warranties of 3Com and Sub set forth in
Section 4 (Representations and Warranties of 3Com and Sub) shall be true on in all material respects and as of the Closing with the same force and effect as if they had been made at the Closing, and Synernetics shall receive a certificate to such effect from the President or a Vice President of 3Com and Sub, respectively.

          9.2 Covenants. 3Com shall have performed and complied in all material respects with all of its covenants contained in Sections 6 (Pre-Closing Covenants of 3Com and Sub) and 7 (Mutual Covenants) on or before the Closing, and Synernetics shall receive a certificate from 3Com to such effect signed by the President and Chief Financial Officer of Synernetics.

          9.3 No Litigation. No litigation or proceeding shall be threatened or pending against 3Com and Sub with the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, and Synernetics shall receive a certificate to such effect signed by the President or a Vice President of 3Com and Sub, respectively.

          9.4 Authorizations. Synernetics shall have received from 3Com and Sub written evidence that the execution, delivery and performance of 3Com and Sub's obligations under this Agreement and the Agreement of Merger have been duly and validly approved and authorized by the Board of Directors of 3Com and Sub, respectively, and the shareholder of Sub.

          9.5 Opinion of 3Com's Counsel. Synernetics shall have received from Gray Cary Ware & Freidenrich, counsel for 3Com, an opinion in substantially the form attached hereto as Exhibit F
(Opinion of Gray Cary Ware & Freidenrich).

          9.6 Government Consents. There shall have been obtained at or prior to the date of Closing such permits or authorizations, and there shall have been taken such other action, as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions herein proposed to be taken, including, but not limited to, expiration or early termination of the notice periods contemplated by the HSR Act.

          9.7 Date of Closing. The Closing shall occur on or before January 31, 1994.

          9.8 Federal and State Securities Laws. Synernetics and 3Com shall have complied with all applicable federal and state securities laws.

     10.  Conditions to 3Com's and Sub's Obligations.

          The obligations of 3Com and Sub hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by 3Com, but only in a writing signed by 3Com):

          10.1 Accuracy of Representations and Warranties. The representations and warranties of Synernetics contained in
Section 3 (Representations and Warranties of Synernetics) shall be true in all material respects and as of the Closing with the same force and effect as if they had been made at the Closing, and 3Com shall receive a certificate from Synernetics to such effect with respect to the representations and warranties of Synernetics executed by the President and Chief Financial Officer of Synernetics.

          10.2 Covenants. Synernetics shall have performed and complied in all material respects with all of its covenants contained in Sections 5 (Pre-Closing Covenants of Synernetics) and 7 (Mutual Covenants) on or before the Closing, and 3Com shall receive a certificate from Synernetics to such effect signed by the President and Chief Financial Officer of Synernetics.

          10.3 No Litigation. On and as of the Closing, no litigation or proceeding shall be threatened or pending against Synernetics for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement and 3Com shall receive a certificate from Synernetics to such effect signed by the President and Chief Financial Officer of Synernetics.

          10.4 Authorizations. 3Com shall have received from Synernetics written evidence that (i) the execution, delivery and performance of this Agreement and the Agreement of Merger have been duly and validly approved and authorized by its Board of Directors and by the stockholders of Synernetics, and (ii) stockholders of Synernetics holding no more than fifteen percent (15%) of the outstanding shares of Synernetics capital stock have, or might be able to perfect, dissenters' rights in connection with the Merger. 3Com shall have received a certificate from Synernetics to such effect signed by the President and Chief Financial Officer of Synernetics.

          10.5 No Adverse Development. There shall not have been any material adverse changes in the financial condition, results of operations, assets liabilities, or business of Synernetics since the date of this Agreement. Notwithstanding the foregoing, no change in the status of the development of the ASIC for the 2000 project shall be considered a material adverse change in condition for purposes of this Section 10.5 (No Adverse Development).

          10.6 Required Consents. 3Com shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by 3Com's legal counsel to provide for the continuation in full force and effect of any and all contracts and leases of Synernetics.

          10.7 Opinion of Synernetics' Counsel. 3Com shall have received from Testa, Hurwitz & Thibeault, counsel to Synernetics, an opinion in substantially the form attached hereto as Exhibit G
(Opinion of Testa, Hurwitz & Thibeault).

          10.8 Employment with 3Com. The Key Employee shall have entered into a Key Employee Agreement in the form attached hereto as Exhibit B-1 (Key Employee Agreement).

          10.9 Government Consents. There shall have been obtained at or prior to the date of Closing such permits or authorizations and there shall have been taken such other action, as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions herein proposed to be taken, including, but not limited to, compliance with applicable state and federal securities laws and expiration or early termination of the notice periods contemplated by the HSR Act.

          10.10 Date of Closing. The Closing shall occur on or before January 31, 1994.

     11.  Termination of Agreement.

          11.1 Termination. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of each of the parties hereto. This Agreement may also be terminated and abandoned:

               (a) By 3Com if any of the conditions precedent to 3Com's obligations pursuant to Section 10 (Conditions to 3Com's and Sub's Obligations) shall not have been fulfilled at and as of the Closing; or

               (b)  By Synernetics if any of the conditions
precedent to Synernetics' obligations pursuant to Section 9
(Conditions to Synernetics' Obligations) above shall not have been fulfilled at and as of the Closing.

     Any termination of this Agreement under this Section 11.1
(Termination) shall be effective by the delivery of written notice of the terminating party to the other parties hereto.

          11.2 No Liability; Effect of Termination. Any termination of this Agreement pursuant to this Section 11 (Termination of Agreement) shall be without further obligation or liability upon any party in favor of any other party hereto; provided, that if such termination shall result from the willful failure of a party to carry out its obligations under this Agreement, then such party shall be liable for losses incurred by the other parties. The provisions of this Section 11.2 (No Liability) and of Section 7.1 (Confidentiality) shall survive termination.

     12.  Miscellaneous.

          12.1 Governing Laws. It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

          12.2 Binding upon Successors and Assigns. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

          12.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

          12.4 Entire Agreement. This Agreement, the exhibits hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

          12.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument.
This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

          12.6 Expenses. Except as provided to the contrary herein, each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement and the exhibits hereto.

          12.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. Notwithstanding the foregoing, if the Closing occurs, the sole and exclusive remedy of 3Com and Sub shall be as set forth in Section 5.10 (Escrow Agreement) and the Escrow Agreement.

          12.8 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

          12. Survival of Agreements. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby notwithstanding any investigation of the parties hereto and shall terminate on the date one year after the Closing Date.

          12.10     No Waiver.  The failure of any party to
enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

          12.11 Post-Closing Audit. The parties agree that within 30 days after the Closing they shall complete an inventory of Synernetics' fixed assets which shall set forth the aggregate net book value of Synernetics' assets. The result of such inventory shall be used for purposes of the Escrow Account as provided in the Escrow Agreement.

          12.12 Notices. Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally, (b) sent by confirmed telex or telecopy, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 12.12 (Notices).

     Synernetics:   Synernetics, Inc.
                    85 Rangeway Road
                    North Billerica, MA  01862
                    Attention:  President

     With copy to:  Testa, Hurwitz & Thibeault
                    Exchange Place
                    53 State Street
                    Boston, MA  92109
                    Attention:  Linda DeRenzo

     3Com:          3Com Corporation
                    5400 Bayfront Plaza
                    Santa Clara, CA  95052
                    Attention:  General Counsel

     With copy to:  Gray Cary Ware & Freidenrich
                    400 Hamilton Avenue
                    Palo Alto, CA 94301
                    Attention:  J. Howard Clowes

Such notice will be treated as having been received upon actual receipt by all necessary parties.

          12.13 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

          12.14 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section 12.14 (No Joint Venture).

          12.15 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

          12.16 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

          12.17 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

3COM CORPORATION                   SYNERNETICS, INC.


    /s/ Eric Benhamou                  /s/ Allan Wallack
By: ------------------------       By: -------------------------
    Eric Benhamou, President            Allan Wallack, President


3SUB CORPORATION


    /s/ Eric Benhamou
By: ------------------------
    Eric Benhamou, President

                             EXHIBIT E

                        ESCROW AGREEMENT


     This Escrow Agreement (the "Agreement") is entered into as of January 14, 1994 by and among 3Com Corporation, a California corporation ("3Com"), Synernetics, Inc., a Delaware corporation ("Synernetics"), the Representative named in Section 7 hereof and the Escrow Agent named herein.

                            RECITALS

     A. 3Com, 3Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of 3Com ("Sub"), and Synernetics have entered into an Agreement and Plan of Reorganization dated as of December 16, 1993 (the "Plan") pursuant to which Sub will merge with and into Synernetics, with Synernetics surviving the Merger. Capitalized terms used in this Agreement and not otherwise defined herein will have the meanings given them in the Plan.

     B.   The Plan provides for [CONFIDENTIAL TREATMENT REQUESTED
                                ]  Dollars ($[CONFIDENTIAL TREATMENT
REQUESTED]) of the Cash Consideration (the "Escrow Amount") to be placed in an escrow account (the "Escrow Account") to secure certain obligations to 3Com under the Plan on the terms and conditions set forth herein.

     C. The parties hereto desire to establish the terms and conditions pursuant to which the Escrow Amount will be deposited, held in, and disbursed from the Escrow Account.

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1.   Escrow.

          (a) Escrow of Escrow Amount. The Escrow Amount will be held in escrow by The First National Bank of Boston (the "Escrow Agent"), as collateral for obligations of Synernetics under Section 5.10 (Escrow Agreement) of the Plan, until 3Com is required to release such Escrow Amount pursuant to the terms of this Agreement. The Escrow Agent agrees to accept delivery of the Escrow Amount and to hold such Escrow Amount in escrow subject to the terms and conditions of this Agreement.

          (b) Payment for Breach of Representations and Warranties. Synernetics agrees to pay 3Com for breaches of those certain representations and warranties of Synernetics set forth in Section 5.10 (Escrow Agreement) of the Plan. The parties agree that the Escrow Amount will be security for this obligation. Promptly after the receipt by 3Com of notice or discovery of any claim, damage or legal action or proceeding giving rise to rights under Section 5.10 (Escrow Agreement) of the Plan, 3Com will give the Representative and the Escrow Agent written notice of such claim, damage, legal action or proceeding (a "Claim") in accordance with Section 3 hereof. 3Com shall notify the Representative of the status or progress of any such Claim.

     Notwithstanding anything to the contrary set forth in this Agreement or in any of the other Transaction Documents: (a) the Escrow Account shall be the sole and exclusive source of any claim or remedy by 3Com or Sub arising out of the breach or alleged breach by Synernetics of any of its representations, warranties, covenants or agreements in the Plan or in any of the other Transaction Documents, (b) no stockholder, officer, director or employee of Synernetics shall have any liability for any breach by Synernetics of the Plan or of any of the other Transaction Documents, and (c) except as specifically provided in the following paragraph, Synernetics shall be liable only as to any individual claim [CONFIDENTIAL TREATMENT REQUESTED




    ] Synernetics' maximum liability shall not exceed the amounts maintained in the Escrow Account at the time any indemnification claim is resolved. The amount of the [CONFIDENTIAL TREATMENT REQUESTED] shall be increased by the amount of any excess reserves on the Synernetics November 28, 1993 Balance Sheet delivered to 3Com (the "Closing Balance Sheet") as determined when the relevant asset category is fully realized (for example once all inventory reflected on the Closing Balance Sheet is either sold or written-off, any unapplied reserve will be added to the [CONFIDENTIAL TREATMENT REQUESTED]), provided however that with respect to any excess reserves for fixed assets, if any, the [CONFIDENTIAL TREATMENT REQUESTED] shall be increased by only one-half of such amount. 3Com agrees to make decisions affecting Synernetics' financial statements and related reserves in a manner consistent with 3Com's internal policies.

     Synernetics has authorized a severance or similar arrangement for the following Synernetics' employees: Steve Anderson, Sean Welch and Melissa Weiksnar (the "Certain Employees"). One Hundred Forty Four Thousand Three Hundred Seventy Dollars ($144,370) of the Escrow Amount shall relate only to claims for severance pursuant to such arrangements made by the Certain Employees in connection with such employee's termination within six months of the Closing Date. 3Com may not make claims against such $144,370 amount (a) for any matter other than such severance amounts or (b) in the event a Certain Employee is terminated on a date subsequent to the six month anniversary of the Closing Date. The limitations under subsection (c) of the immediately preceding paragraph shall not apply to any claim made by 3Com against the escrow for such severance amounts.

          (c) Limitation on Liability. The maximum liability of Synernetics for any matter set forth in this Agreement shall not exceed the forfeiture of the entire Cash Consideration that is held in escrow. Payments for Claims shall be deducted from the Escrow Amount of each shareholder of Synernetics immediately prior to the Closing (collectively "Holders") in proportion to the ratio of the number of Synernetics Shares held by such Holder over the total number of Synernetics Shares held by all Holders immediately prior to the closing of the Merger.

     2.   Deposit of Escrow Amount; Release from Escrow.

          (a)  Delivery of Escrow Amount.  On the Closing Date
(i) the Escrow Amount will be delivered by 3Com to the Escrow
Agent by check made payable to the Escrow Account.

          (b)  Distribution to Holders.  [CONFIDENTIAL TREATMENT
REQUESTED                                 ] the Escrow Agent
shall release from escrow to the Holders an aggregate of [CONFIDENTIAL TREATMENT REQUESTED] Dollars ($[CONFIDENTIAL TREATMENT REQUESTED]), less (i) any amounts delivered to 3Com in satisfaction of Claims by 3Com and (ii) any amounts withheld with respect to any pending but unresolved Claims of 3Com (the "Released Amount"), such that each Holder shall receive such Holder's pro rata portion of the Released Amount. In the event that on the six month anniversary of the Closing Date none (or less than all) of the Certain Employees have made a claim for severance pursuant to Section 1(b), the Escrow Agent shall release to the Holders, in the manner described in this
Section 2(b), in addition to the Released Amount, the sum of One Hundred Forty Four Thousand Three Hundred and Seventy Dollars ($144,370) less any severance amounts, if any, paid to a Certain Employee pursuant to Section 1(b). The balance of the Escrow Amount less any amounts described in clause (i) or (ii) of the first sentence of this Paragraph shall be released [CONFIDENTIAL TREATMENT REQUESTED] after the Closing Date.

          (c) Release of Escrow Amount. The Escrow Amount will be held by the Escrow Agent until required to be released pursuant to Section 2(b) above. Within 5 business days after the release condition is met, the Escrow Agent will deliver to each Holder the requisite Released Amount to be released on such date as identified by 3Com and the Representative to the Escrow Agent in writing, together with interest accrued on such requisite Released Amount. 3Com and Representative undertake to deliver a notice to Escrow Agent identifying the Escrow Amount to be released within such five-day period. Released Amounts shall be released to the respective Holders in proportion to their respective interests.

          (d) Investment of Escrow Account. Escrow Agent shall invest the Escrow Account as directed in writing by the Representative (or by 3Com if the Representative does not so direct) in any of the following:

               (i)  obligations issued or guaranteed by The
United States of America or any agency or instrumentality thereof;

               (ii) certificates of deposit or interest bearing accounts with national banks or corporations endowed with trust powers having capital and surplus in excess of $500,000,000;

               (iii)     commercial paper that at the time of
investment is rated A-1 by Standard & Poor's Corporation or Prime-1 by Moody's Investors Service, Inc.;

               (iv) repurchase agreements with any bank or corporation described in clause (ii) fully secured by obligations described in clause (i); or

               (v)  the 1784 Institutional U.S. Treasury Money
Market Fund.

          (e) Interest. Accrued interest on each Release Amount shall be paid to the Holders on [CONFIDENTIAL TREATMENT REQUESTED]. Accrued interest on the balance of the escrow amount due the Holders at the expiration of the escrow period shall be paid to the Holders. Accrued interest on any amounts delivered to 3Com in satisfaction of Claims by 3Com shall be paid to 3Com at the time such amount is delivered to 3Com. The parties hereto and the Holders agree to provide the Escrow Agent with certified taxpayer identification numbers prior to the release of any funds from the Escrow Account.

          (f) No Encumbrance. No interest in the Escrow Amount or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of law, by a Holder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of a Holder, prior to the delivery to such Holder of the Released Amount by the Escrow Agent.

     3.   Notice of Claim.

          (a)  Each notice of a Claim by 3Com (the "Notice of
Claim") shall be in writing to the Representative and the Escrow
Agent and shall contain the following information to the extent it is reasonably available to 3Com:

               (i) 3Com's good faith estimate of the reasonably foreseeable maximum amount of the alleged Damages; and

               (ii) A brief description in reasonable detail of the facts, circumstances or events giving rise to the alleged
Damages based on 3Com's good faith belief thereof.

          (b) 3Com shall provide written notice of any third party claim which could result in a Notice of Claim promptly after 3Com becomes aware of such third party claim. 3Com agrees not to settle such claims without the prior written consent of Representative, which shall not be unreasonably withheld. 3Com further agrees that it will not on its own initiative seek a resolution of any third party claim prior to March 1, 1994.

          (c) The Escrow Agent will not release any of the Escrow Amount held in the Escrow Account to 3Com pursuant to a Notice of Claim until such Notice of Claim has been resolved in accordance with Section 4 below.

          (d) In the event 3Com receives a claim from a third party for damages caused by one or more breaches of the representations and warranties set forth in Section 5.10 (Escrow Agreement) of the Plan, 3Com shall promptly send a Notice of Claim in accordance with this Section 3 and shall keep the Representative and Escrow Agent informed of the status of such claim. In the event a claim is made involving in excess of $150,000, 3Com agrees to keep the Representative regularly informed of the status thereof and solicit the recommendations of the Representative regarding the disposition of such matter. The parties agree that a claim against 3Com alleging an infringement of patents or other rights based on the sale by 3Com of Synernetics products prior to the Closing shall be deemed to be a claim to which this escrow applies, and that the Representative shall be entitled to the same rights with respect to such claims as are provided for claims against Synernetics.

     4.   Resolution of Notice of Claim and Transfer of Escrow
Shares. Any Notice of Claim received by Representative and the Escrow Agent pursuant to Section 3 above will be resolved as follows:

          (a) Uncontested Claims. In the event that the Representative does not contest a Notice of Claim in writing to the Escrow Agent and 3Com or pay the amount demanded within 30 calendar days after such Notice of Claim is deemed delivered pursuant to Section 7 below, the Escrow Agent will immediately deliver to 3Com an amount equal to the amount specified in the Notice of Claim and notify the Representative of such transfer.

          (b) Contested Claims. In the event that the Representative gives written notice contesting all or a portion of a Notice of Claim to 3Com and the Escrow Agent (a "Contested Claim") within the 30-day period provided above, the matter will be settled by binding arbitration. Any portion of the Notice of Claim which is not contested shall be resolved as set forth above in Section 4(a). The final decision of the arbitrator shall be furnished to the Escrow Agent, the Representative, the Holders and 3Com in writing and will constitute a conclusive determination of the issue in question, binding upon the Holders, the Representative and 3Com and shall not be contested by any of them. After notice that the Notice of Claim is contested by the Representative, the Escrow Agent will continue to hold in the Escrow Account an Escrow Amount sufficient to cover such Claim (notwithstanding the expiration of [CONFIDENTIAL TREATMENT REQUESTED] and subject to Released Amounts released prior to receipt by Representative and Escrow Agent of the Notice of Claim for such Contested Claim) until (i) execution of a settlement agreement by 3Com and the Representative setting forth a resolution of the Notice of Claim, or (ii) receipt of a copy of the final award of the arbitrator.

               (i) Arbitration. Any Contested Claim shall be settled by arbitration in Santa Clara, California and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA Rules") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Contested Claim.

               (ii) Compensation of Arbitrator. Any such arbitration shall be conducted before a single arbitrator who shall be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

               (iii)     Selection of Arbitrator.  The AAA Rules
for the selection of the arbitrator shall be followed.

               (iv) Payment of Costs. 3Com and the Holders as a group shall each advance fifty percent (50%) of the initial compensation to be paid to the arbitrator in any such arbitration and fifty percent (50%) of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that the arbitrator shall have the discretion to grant to the prevailing party in any arbitration an award of attorneys' fees and costs, and all costs of arbitration.

               (v) Discovery. The parties shall be entitled to conduct discovery proceedings in accordance with the provisions of the Federal Rules of Civil Procedure, subject to any limitation imposed by the arbitrator.

               .DOC Burden of Proof. For any claim submitted to arbitration, the burden of proof shall be as it would be if the claim were litigated in a judicial proceedings.

               (vii) Judgment. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator shall render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached by him or her and shall deliver such documents to each party to the Agreement along with a signed copy of the award.

               (viii) Terms of Arbitration. The arbitrator chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement or the Plan.

               (ix) Exclusive Remedy. Except as specifically provided in this Agreement or the Plan, arbitration shall be the sole and exclusive remedy of the parties for any Contested Claim arising out of such Agreement or Plan.

          (c)  No Exhaustion of Remedies.  The parties
acknowledge that no other action need be taken by 3Com before proceeding directly in accordance with the provisions of this Agreement.

     5. Inventory. The parties have agreed that an inventory of fixed assets shall be conducted as provided in Section 12.1 of the Plan. The parties agree that, should the aggregate net book value of such fixed assets as indicated by such inventory exceed the net book value of the Synernetics fixed assets as set forth in the Synernetics Balance Sheet (as defined in the Plan), no Claim may be made by 3Com with respect to the condition or existence of any Synernetics' fixed assets. Further, the parties agree that any excess of the net book value of fixed assets on the Synernetics Balance Sheet over the net book value as demonstrated by such inventory shall constitute a Claim.

     6.   Limitation of Escrow Agent's Liability.

          (a) The Escrow Agent will incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction, except its own willful misconduct or negligence. The Escrow Agent will not be responsible for the validity or sufficiency of this Agreement or any agreement amendatory or supplemental hereto. In all questions arising under the Agreement, the Escrow Agent may rely on the advice or opinion of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice or opinion, the Escrow Agent will not be liable to anyone. The Escrow Agent will not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it.

          (b) In the event conflicting demands are made or notices are served upon the Escrow Agent with respect to the Escrow Account, the Escrow Agent will have the absolute right, at the Escrow Agent's election, to do either or both of the following: resign so a successor can be appointed pursuant to
Section 11 or file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves. In the event such interpleader suit is brought, the Escrow Agent will thereby be fully released and discharged from all further obligations imposed upon it under this Agreement, and 3Com will pay the Escrow Agent (subject to reimbursement from the Holders pursuant to Section 10 hereof) all costs, expenses and reasonable attorneys' fees expended or incurred by the Escrow Agent pursuant to the exercise of Escrow Agent's rights under this Section 6 (such costs, fees and expenses shall be treated as extraordinary fees and expenses for the purposes of Section 10 hereof).

          (c) In consideration of its acceptance of the appointment as Escrow Agent, the other parties hereto, jointly and severally, agree to indemnify and hold the Escrow Agent harmless as to any liability incurred by it to any person, firm or corporation by reason of its having accepted the same or in carrying out any of the terms hereof, and to reimburse the Escrow Agent for all its costs and expenses, including, but not limited to, reasonable counsel fees and expenses, incurred by reason of any matter as to which an indemnity is paid; provided, however, that no indemnity need be paid in the case of the Escrow Agent's negligence or willful misconduct.

     7. Holders' Representative. For purposes of this Agreement the Holders, without any further action on the part of any such Holders, shall be deemed to have consented to the appointment of Allan Wallack as the initial representative of the Holders (the "Representative"), as the attorney-in-fact for and on behalf of each Holder, and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement, including, without limitation, the exercise of the power to (i) authorize delivery to 3Com of the Escrow Amount, or any portion thereof, in satisfaction of Claims, (ii) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Claims, (iii) resolve any Claims and (iv) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement. Accordingly, the Representative has unlimited authority and power to act on behalf of Synernetics and each Holder with respect to this Agreement and the disposition, settlement or other handling of all Claims, rights or obligations arising under this Agreement. The Holders will be bound by all actions taken by the Representative in connection with this Agreement and 3Com shall be entitled to rely on any action or decision of the Representative. In performing his functions hereunder, the Representative will not be liable in any manner whatsoever to the Holders. At any time during the term of this Agreement, Holders of a majority of the Synernetics Shares immediately prior to the closing of the Merger can appoint a new Representative by written consent by sending notice and a copy of the written consent appointing such new Representative signed by such Holders of a majority of the Synernetics Shares to 3Com and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by 3Com and the Escrow Agent.

     8. Notices. Any notice provided for or permitted under this Agreement will be treated as having been given when
(i) delivered personally, (ii) sent by confirmed telex or telecopy, (iii) sent by commercial overnight courier with written verification of receipt, or (iv) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of Section 13.12 of the Plan.

     Synernetics:   Synernetics, Inc.
                    85 Rangeway Road
                    North Billerica, MA 01862
                    Attention:  President

     With copy to:  Testa, Hurwitz & Thibeault
                    Exchange Place
                    53 State Street
                    Boston, MA  92109
                    Attention:  Linda DeRenzo

     3Com:          3Com Corporation
                    5400 Bayfront Plaza
                    Santa Clara, CA  95052
                    Attention:  General Counsel

     With copy to:  Gray Cary Ware & Freidenrich
                    400 Hamilton Avenue
                    Palo Alto, CA 94301
                    Attention:  J. Howard Clowes

     Escrow Agent:  The First National Bank of Boston
                    150 Royall Street, Mail Stop 45-02-15
                    Canton, MA  02021
                    Attention:  Tracy Martin

     Representative:Allan Wallack
                    67 Thompson Drive
                    Sudbury, MA 01776

Such notice will be treated as having been received upon actual receipt by all necessary parties.

     9.   General.

          (a) Governing Law, Assigns. This Agreement will be governed by and construed in accordance with the internal laws of the State of California without regard to conflict-of-law principles and will be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

          (b) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          (c) Entire Agreement. Except as set forth in the Plan and the Agreement of Merger between 3Com and Synernetics, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

          (d) Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

     10.  Expenses.

          (a) Escrow Agent and Arbitrator. All fees and expenses of the Escrow Agent incurred in the ordinary course of performing its responsibilities hereunder will be paid by 3Com upon receipt of a written invoice by Escrow Agent. Any extraordinary fees and expenses, including without limitation any fees or expenses incurred by the Escrow Agent in connection with a dispute over the distribution of the Escrow Amount or the validity of a Notice of Claim, will be paid fifty percent (50%) by 3Com and fifty percent (50%) by Synernetics. Synernetics' liability for the fees and expenses of the Escrow Agent or of the arbitrator appointed under Section 4 may be paid by 3Com and recovered as a Claim hereunder out of the Escrow Amount. If 3Com has paid the Holders' portion of such fees and expenses as permitted hereunder, then the Escrow Agent will, upon demand by 3Com, deliver to 3Com a portion of the Escrow Amount equal to such portion of fees and expenses.

          (b) Representative. The Representative shall not be entitled to receive any compensation from 3Com or the Holders in connection with this Agreement. Any fees and expenses incurred by the Representative in connection with actions taken pursuant to the terms of this Agreement shall be paid by 3Com and recovered as a Claim hereunder out of the Escrow Account.

     11. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving resignation to the parties to this Agreement, specifying not less than sixty (60) days' prior written notice of such a date when such resignation will take effect. 3Com shall designate a successor Escrow Agent prior to the expiration of such 60-day period by giving written notice to the Escrow Agent and the Representative. 3Com may appoint a successor Escrow Agent with the consent of the Representative, which will not be unreasonably withheld. The Escrow Agent will promptly deliver the Escrow Amount remaining in the Escrow Account at such time to such designated successor.

     12.  Limitation of Responsibility; Notices.  The Escrow
Agent's duties are limited to those set forth in this at and the Escrow Agent may rely upon the written notices delivered to the Escrow Agent hereunder.

     13. Amendment. This Agreement may be amended with the written consent of 3Com, the Escrow Agent and the Representative, provided that if the Escrow Agent does not agree to an amendment agreed upon by 3Com and the Representative, 3Com shall appoint a successor Escrow Agent in accordance with Section 10 above.

     14. Miscellaneous. Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys. Nothing in this Escrow Agreement shall be deemed to impose upon Escrow Agent any duty to qualify to do business or act as fiduciary or otherwise in any jurisdiction other than The Commonwealth of Massachusetts.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written and shall be effective as to all the Holders when executed by 3Com, the Escrow Agent, the Representative and Holders holding a majority of the Synernetics Shares outstanding immediately prior to the closing of the Merger.

3COM CORPORATION                   REPRESENTATIVE:

    /s/ Mark Michael               /s/ Allan L. Wallack
By: ---------------------------    -----------------------------
                                   Allan L. Wallack
        V.P. General Counsel &
        Secretary
Title: ------------------------


SYNERNETICS, INC.

    /s/ Allan L. Wallack
By: ---------------------------

        President & CEO
Title: ------------------------

ESCROW AGENT:

THE FIRST NATIONAL BANK OF BOSTON

    /s/ Mark Nelson
By: ---------------------------

        Authorized Officer
Title: ------------------------